Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-203704

Issuer Free Writing Prospectus, dated May 18, 2016

Supplementing the Preliminary Prospectus Supplement dated

May 18, 2016 (To Prospectus dated April 29, 2015)

$500,000,000 4.500% Notes due 2046

Pricing Term Sheet

May 18, 2016

Issuer:	Whirlpool Corporation
Ratings:*	Moody’s: Baa1 (stable outlook) Standard & Poor’s: BBB (stable outlook) Fitch: BBB (stable outlook)
Trade Date:	May 18, 2016
Settlement Date:	May 23, 2016
Joint Book-Running Managers:	Citigroup Global Markets Inc. Mizuho Securities USA Inc. BNP Paribas Securities Corp. J.P. Morgan Securities LLC
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC UniCredit Capital Markets Wells Fargo Securities, LLC
Principal Amount:	$500,000,000
Maturity Date:	June 1, 2046
Coupon (Interest Rate):	4.500%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2016
Benchmark Treasury:	UST 2.500% due February 15, 2046
Benchmark Treasury Price and Yield:	96-30+; 2.649%
Spread to Benchmark Treasury:	+190 basis points
Yield to Maturity:	4.549%
Price to Public:	99.201%
Make-Whole Redemption Provision:	Prior to December 1, 2045 at a discount rate of the Treasury Rate plus 30 basis points
Par Call:	On and after December 1, 2045
Change of Control Offer to Purchase:	If Whirlpool experiences a Change of Control Repurchase Event (as defined in the preliminary prospectus supplement dated May 18, 2016), it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
CUSIP/ISIN:	963320 AV8/ US963320AV88

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or by calling Mizuho Securities USA Inc. toll-free at (866) 271-7403.